Exhibit 6.13

Promissory Note

$100,000	Boca Raton, Florida

August 11th, 2020

FOR VALUE RECEIVED, GOOOGreen, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Always Energy LLC., a MA LLC. (the “Payee”), at the address specified for notice below, or such other place as the Payee may designate to Company in writing from time to time, the principal sum of $100,000 in lawful money of the United States of America on the earlier of first proceeds received from a to be filed $ 3,000,000 Regulation A Offering Statement Under the Securities Act of 1933 or August 11th, 2021; (the “Maturity Date”), in addition to all other amounts provided in this promissory note (this “Note”).

1. Purchase Price

(a) $50,000 - Original Issuers Discount of 50%

2. Payment Terms

(a) Interest. This Note shall not bear interest unless in default.

(b) Payment of Principal at Maturity. The principal of this Note shall be due and payable on the Maturity Date. If this loan is paid back in full prior to the close of business on or before October 15th, 2020, a $20,000 reduction of principle will be granted.

(c) Prepayment. The Company shall have the right to prepay this Note, along with accrued interest thereon, prior to the Maturity Date. In the event that any scheduled payment date hereunder is a day on which banks in the State of New York are required or authorized to be closed, then the payment that would be due on such day shall instead be due and payable on the next day which is not such a non-banking day, with additional interest for such delay at the rate then in effect hereunder.

3. Default. It shall be an event of default (“Event of Default”), and the entire unpaid principal of this Note shall become immediately due and payable upon the occurrence of any of the following events:

(a) any failure on the part of the Company to make any payment under this Note when due, and such failure continues for five (5) days after the due date;

(b) the Company’s commencement (or take any action for the purpose of commencing) of any proceeding under any bankruptcy, or for the reorganization of any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, or for the readjustment of any of the debts of any of the foregoing parties, under the Federal Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, by any of the foregoing parties, or against any of the foregoing parties;

(c) a proceeding shall be commenced against the Company under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against such party, or the proceeding is controverted but is not dismissed within thirty (30) days after the commencement thereof;

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(d) the appointment of a receiver, trustee or custodian for all or substantially all of the assets of the Company, which appointment remains in place for at least one hundred twenty (120) days, the dissolution or liquidation of the Company; or

(e) the admission by the Company of its inability to pay its debts as they mature, or an assignment for the benefit of the creditors of the Company.

4. Waiver.

(a) The Company and every endorser or guarantor, if any, of this Note regardless of time, order, or place of signing waive demand, presentment, protest, notice of protest, notice of dishonor with respect to this Note and notices of every kind and assent to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions and to any additions or releases of any other parties or persons primarily or secondarily liable with respect to this Note.

(b) The parties hereto agree that a waiver of rights under this Note shall not be deemed to be made by a party hereto unless such waiver shall be in writing, duly signed by the applicable party, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of the parties hereto in any other respect at any other time.

(c) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE COMPANY WAIVES (TO THE FULL EXTENT PERMITTED BY LAW) ALL RIGHT TO A TRIAL BY JURY.

5. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

6. Assignment of Note. The Company may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger with or into another corporation) without the prior written consent of Payee. The Note may be assigned at any time by the Payee.

7. Miscellaneous.

(a) This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

(b) Subject to Section 7, the covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

(c) This Note and the agreements and documents referred to herein and therein constitute a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and representations between the parties with respect to this Note. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

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(d) The term “Payee” shall include the initial party to whom payment is designated to be made and, in the event of an assignment of this Note, the successor assignee or assignees, and, as to each successive additional assignment, such successor assignee or assignees.

(e) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States of America) or by FedEx, Express Mail, or similar internationally recognized overnight delivery or courier service, or delivered in person or by facsimile, or similar telecommunications equipment, against receipt therefore at the address of such party set forth in this Section 8(e) (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8(e)).

Payee:	Always Energy, LLC. C/O Corain McGinn 288 Grove St. Suite 361 Braintree, MA 02184

Email: cmcginn@mcginnlawpc.com

Company:	GoooGreen, Inc.

3160 NW 1st Ave

Pompano Beach, FL 33064

Phone: 954-908-3366

E-mail: HQ@GoooGreen.com

Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received not later than three (3) business days following the date of sending.

(f) Time is of the essence under this Note.

(g) All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to the Payee for the use of the money advanced or to be advanced hereunder exceed the maximum rate of interest allowed to be charged under applicable law (the “Maximum Legal Rate”). If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Legal Rate, then the obligation to pay interest hereunder shall be reduced to the Maximum Legal Rate; and if from any circumstance whatsoever, the Payee shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Legal Rate, such amount as would be excessive interest shall be applied to any other indebtedness of the Company to the Payee. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the Company and the Payee with respect to the indebtedness evidenced hereby.

(h) The Company represents and warrants that the issuance of this Note has been duly authorized by all necessary corporate and shareholder action and the execution, delivery and repayment of this Note does not and will not violate any agreement to which it is a party.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Note as of the date first set forth above.

BORROWER:

Name: Thomas Terwilliger Title: Chief Executive Officer

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